True Leaf Completes Inaugural Cannabis Harvest

First batches exceed quality expectations for potency and purity

August 3, 2021 - Vernon, CANADA - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) is pleased to announce it has successfully completed its first harvest of premium craft cannabis. The Company has produced a small-batch cultivation of Orange Tingz at 20.6% THC and 2.3% terpenes, and no detectable microbials or heavy metals. A second batch was also cultivated and tested at 21.2% THC and 2.5% terpenes with negligible levels of microbials.

The certificates of analysis ("COA") for the batches confirm True Leaf has met Health Canada's testing requirements to release the product for sale. These outstanding results underscore True Leaf's commitment to quality. They were achieved without the use of pesticides or gamma irradiation. The product from these batches will be sold in the B2B wholesale cannabis marketplace.

"The success of our inaugural harvest confirms True Leaf is ready to scale its cannabis operations," said Darcy Bomford, CEO, True Leaf. "These COA results demonstrate True Leaf's operational strengths as a licensed producer, and the talent and dedication of our grow team. We look forward to moving to the next phase of our strategic plan: bringing this top-quality, non-gamma irradiated cannabis to consumers."

True Leaf continues to execute its strategic plan. It will now package product for the amendment to its Standard Process License for the sale of dried cannabis.

Follow our progress: instagram.com/trueleafbrands.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, BC, Canada, and will provide a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will offer the units or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated capital raised under the offering, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change because of market conditions or for other reasons, the impact of general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.